Exhibit 16.1




December 19, 2005

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by First Virtual Communications, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A report of First Virtual Communications, Inc. dated October 12, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Pricewaterhouse Coopers LLP
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PricewaterhouseCoopers LLP